ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST 8-K

Exhibit 99.2

Angel Oak Financial Strategies Income Term Trust Announces Results of 2026 Annual Meeting of Shareholders

Shareholders Representing Approximately 92% of Eligible Shares Participate in Annual Meeting and Approve Key Proposals

ATLANTA – September 28, 2026 – Angel Oak Financial Strategies Income Term Trust (NYSE: FINS) (the “Fund”) today announced the final certified voting results from its 2026 Annual Meeting of Shareholders, which was held on September 25, 2026 (the “Annual Meeting”).

More than 90% of the Fund’s outstanding shares were represented at the Annual Meeting, demonstrating strong shareholder engagement. The proposals presented at the Annual Meeting received overwhelming shareholder support, with approximately 80% or more of votes cast in favor of each applicable proposal.

At the Annual Meeting, shareholders elected Keith M. Schappert and Andrea N. Mullins as Class II Trustees and Ira P. Cohen as a Class III Trustee to the Fund’s Board of Trustees. Shareholders also approved an amendment to the Fund’s Declaration of Trust reducing the threshold for Fund shareholders and Trustees to each remove a Trustee for “Cause” from 75% to 66.67%, approved any necessary adjournment of the Annual Meeting to solicit additional proxies or establish a quorum (which adjournment was not needed or made), and ratified the appointment of Cohen & Company, Ltd. as the Fund’s independent registered public accounting firm for the fiscal year ending January 31, 2027.

“We are grateful for our shareholders’ strong participation in this year’s Annual Meeting and their continued support of the Fund,” said Ira P. Cohen, Chairman of the Fund’s Board of Trustees. “We value their engagement and appreciate the confidence they have placed in the Fund and its Board of Trustees.”

Approximately 92% of the Fund’s outstanding shares were represented at the Annual Meeting, reflecting strong shareholder participation and engagement. That turnout is materially greater than the participation at the 2025 Annual Meeting when approximately 72% of the Fund’s outstanding shares were represented.

About FINS

Led by Angel Oak’s experienced financial services team, the Fund invests predominantly in U.S. financial sector debt as well as selective opportunities across financial sector preferred and common equity. Under normal circumstances, at least 50% of the Fund’s portfolio is publicly rated investment grade or, if unrated, judged to be of investment grade quality by Angel Oak.

ABOUT ANGEL OAK

Angel Oak is an investment management firm focused on providing compelling fixed-income investment solutions to its clients. Backed by a value-driven approach, Angel Oak seeks to deliver attractive, risk-adjusted returns through a combination of stable current income and price appreciation. Its experienced investment team seeks the best opportunities in fixed income, with a specialization in mortgage-backed securities and other areas of structured credit.

Information regarding the Fund and Angel Oak can be found at www.angeloakcapital.com.

Past performance is neither indicative nor a guarantee of future results. Investors should carefully consider the Fund’s investment objective and policies, risk considerations, charges and ongoing expenses of an investment before investing. For more information, please contact your investment representative or Destra Capital Advisors LLC at 877.855.3434.

Contacts

Media:

Bernardo Soriano, Gregory for Angel Oak Capital Advisors
610-642-8253
bsoriano@gregoryagency.com

Company:

Randy Chrisman, Chief Marketing & Corporate IR Officer, Angel Oak Capital Advisors
404-953-4969
randy.chrisman@angeloakcapital.com